EXHIBIT 16.1


                                October 31, 2001



Securities and Exchange Commission
Washington, DC  20549


We were previously the independent accountants for Health Sciences Group, Inc. (formerly iGoHealthy.com, Inc.), and on April 30, 2001, we reported on the financial statements of Health Sciences Group, Inc. (formerly iGoHealthy.com, Inc.) as of and for the year ended December 31, 2000. On October 26, 2001, we were dismissed as independent accountants of Health Sciences Group, Inc. (formerly iGoHealthy.com, Inc.).

We have read Health Sciences Group, Inc. (formerly iGoHealthy.com, Inc.)'s statements included under Item 4 of its Form 8-K dated October 31, 2001, and we agree with such statements.


                     /s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
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                     SINGER LEWAK GREENBAUM & GOLDSTEIN LLP